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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                          Pursuant to Section 13 or 15(d) of
                         THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):August 15, 1997 (July 31, 1997)
                                                 -------------------------------

                             AMERICAN UNITED GLOBAL, INC.



  Delaware                      0-19404            95-4359228
----------------             --------------      ------------
(State or other         (Commission File         (IRS Employer
jurisdiction of         No.)                       ID No.)
incorporation)



              11130 NE 33rd Place, Suite 250, Bellevue, Washington 98004
              ----------------------------------------------------------
                       (Address of principal executive offices)



                                    (206) 803-5400
                  --------------------------------------------------
                  Registrant's telephone number, including area code




            (Former name or former address, if changed since last report)


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ITEM 2-ACQUISITION OR DISPOSITION OF ASSETS

DEVELOPMENTS WITH TECHSTAR COMMUNICATIONS, INC.

American United Global, Inc. has entered into an agreement and plan of merger with IDF International, Inc. ("IDF") and an acquisition subsidiary of IDF (the "IDF Merger Agreement"), pursuant to which the Company's TechStar subsidiary will be merged with the IDF acquisition subsidiary, with TechStar as the surviving corporation of such merger (the "IDF Merger"). As consideration for its sale of TechStar, the Company will receive 6,171,553 shares of IDF common stock, representing approximately 58% of the fully-diluted outstanding IDF common Stock, and Solon L. Kandel, Sergio Luciani and Simantov Moskona, the senior executive officers of TechStar, will receive three year options to purchase an aggregate of 856,550 shares of IDF common stock (the "IDF Options"), representing approximately an additional 8% of such fully-diluted outstanding IDF common stock.

    As part of the IDF Merger, Messrs. Kandel and Luciani will resign as members of the Company's Board of Directors and their existing employment agreements with the Company and TechStar will terminate and be replaced by three year employment agreements with TechStar and IDF on substantially similar terms. The 780,000 Company Performance Options granted to Messrs. Kandel, Luciani and Moskona in December 1996 and April 1997 will terminate and be replaced by the 856,550 IDF Options. In addition, the 120,000 Company Performance Options granted to other key employees of TechStar in December 1996 will terminate and be replaced by an additional 131,777 IDF Options. All IDF Options contain conditions to vesting based upon IDF and its consolidated subsidiaries, including TechStar and Hayden Wegman, achieving all or certain pro-rated portions of annual pre-tax income targets in each of fiscal years ending July 31, 1998, 1999 and 2000. In the event any or all of such IDF Options do not vest, the number of shares of IDF common stock underlying such unvested IDF Options shall be issued to the Company as additional merger consideration.

    Closing of the IDF Merger is subject to completion of a private placement of convertible securities of IDF aggregating not less than $2.25 million and not more than $3.0 million purchase price. Such securities are convertible into shares of IDF common stock at a price of $1.25 original purchase price per share of IDF common stock. Messrs. Kandel, Luciani and Moskona have committed to purchase a minimum of $250,000 of such securities in the private placement, subject to their obligation to acquire up to $1.0 million of IDF common stock within 120 days following consummation of the IDF Merger from proceeds of the sale of AUGI common stock.

    Assuming all IDF Options vest and the minimum $2.25 million of securities are sold by IDF in the private placement, on a fully diluted basis, after giving effect to the conversion of such securities (and all other warrants, options or other IDF convertible securities) into IDF common stock, the 6,171,553 shares of IDF common stock owned by the Company would represent approximately 50% of the fully diluted IDF common stock. If all $3.0 million of IDF securities are sold and all IDF Options vest, on a fully-diluted basis, the shares of IDF common


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stock owned by the Company would represent approximately 47% of the outstanding
IDF common stock.


ITEM 5 -OTHER EVENTS.

DEVELOPMENTS WITH PROLOGUE

The Company's eXodus Technologies, Inc.. subsidiary and Prologue Software have entered into a waiver and amendment agreement under which an alleged default by eXodus under its license from Prologue to sell, distribute and demonstrate Prologue's WINTIMES-TM- multi-user software for Microsoft Windows NT-TM- 3.51 version within North America in combination with eXodus' NTERPRISE-TM-application remoting software (the "License") was waived and certain amendments to the License made. The most significant amendments provide that (i) the License is now non-exclusive, (ii) the term of the License will expire on May 31, 1998, subject to earlier termination if a new long-term working relationship between Prologue and eXodus is not consummated by December 31, 1997, and (iii) if Prologue receives a license to market WINTIMES-TM- multi-user software to support Windows NT-TM- in 4.0 version, the License will be expanded to include such upgraded version.

The Company's eXodus Technologies, Inc. subsidiary markets application remoting software allowing users to run Windows software programs designed for Microsoft's Windows NT operating system on existing Unix workstations, X-terminals, Java-enabled computer networks and certain legacy software products. Marketed as NTERPRISE , the Company's product currently utilizes a multi-user software kernel, known as WINTIMES , developed by Prologue Software SA, of France.

ITEM 7-FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (a) Agreement and Plan of Merger, dated July 31, 1997, between American United Global, Inc. IDF International, Inc. and TechStar
         Communications, Inc.  [To be filed by Amendment].


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                                      SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                  AMERICAN UNITED GLOBAL, INC.
                                          (Registrant)



Dated: August 15, 1997            By: /s/ David M. Barnes
                                      ----------------------------------------
                                      David M. Barnes, Vice President
                                      and Chief Financial Officer